Exhibit 7.30

Execution version

To:	Giovanna Acquisition Limited

Cricket Square

Hutchins Drive, PO Box 2681

Grand Cayman, KY1-1111, Cayman Islands

For the attention of: Tom Mayrhofer

19 December 2012

STRICTLY PRIVATE & CONFIDENTIAL

Dear Sirs,

PROJECT GIOVANNA – COMMITMENT LETTER

You have informed BAML, CDB, CMBC, CGMAL, Citi, CS, DBS, DB, ICBCI, ICBCI Holdings, UBS HK and UBS SG (each as defined below) that:

(a)

Giovanna Group Holdings Limited, a special purpose vehicle incorporated in the Cayman Islands (“Holdco”) has been established for the purposes of the Acquisition, currently owned directly or indirectly as to 33 1/3% by Carlyle, 33 1/3% by FountainVest and 33 1/3% by CITIC as at the date of this letter;

(b)	Giovanna Parent Limited, a special purpose vehicle incorporated in the Cayman Islands (“Parentco”) has been established for the purposes of the Acquisition and as of the date hereof is wholly-owned by Holdco (it being understood that a new special purpose vehicle to be incorporated in the Cayman Islands (referred to in this letter as “Midco”) is expected to be the direct Holding Company of Parentco (holding 100% of the shares and equity interests in Parentco) and the direct wholly-owned Subsidiary of Holdco prior to the date of the Facilities Agreement, in which case references to Holdco in the form of the Facilities Agreement set out in Appendix B and other related documents will be replaced with Midco where appropriate reflecting Midco’s capacity as the direct Holding Company of Parentco thereafter);

(c)	Giovanna Acquisition Limited (the “Borrower”), a special purpose vehicle incorporated in the Cayman Islands has been established for the purposes of the Acquisition and is wholly-owned by Parentco;

(d)	the Borrower desires to establish the Facilities for the purposes of (i) partially financing the consideration for the Acquisition, (ii) refinancing all existing indebtedness of the Target and its subsidiaries (if any) (other than Permitted Financial Indebtedness), (iii) funding the Debt Service Reserve Account, and (iv) financing the payment of Acquisition Costs (in each case, as described in the Funds Flow Statement).

The Mandated Lead Arrangers, the Bookrunners and the Underwriters are pleased to set out in this letter the terms and conditions on which the Mandated Lead Arrangers and the Bookrunners will arrange and manage the syndication of the Facilities and the Underwriters will underwrite and commit to provide the Facilities.

Citi hereby confirms its agreement to act as Agent in respect of the Facilities and DBS hereby confirms its agreement to act as Security Agent in respect of the Facilities, in each case on the terms set out in the Facilities Agreement and the Intercreditor Agreement (as relevant) and on reasonable remuneration terms that Citi and the Borrower or DBS and the Borrower (as the case may be) may agree consistent with their respective usual practice in performing these roles, with such amendments to the agency and trust provisions of such documents as are required by the agency and/or trust departments of Citi and/or DBS (as the case may be), as described in paragraph 1.6 of this letter.

(Without prejudice to the ability of any Obligor or member of the Group to establish any of the following accounts or any other account with any other Arranger Party, any Finance Party or any Affiliate) DBS agrees that on request of the Borrower given on reasonable notice, it will, or will cause one of its Affiliates to, establish the Debt Service Reserve Account, the Holding Accounts, the Mandatory Prepayment Accounts, the Offshore Designated Facility B Accounts and each PRC Designated Accounts (each as defined in the Facilities Agreement), on its normal commercial terms for such bank accounts and subject to completion of customary account opening procedures.

In this letter:

“Acquisition” means the single-step merger between the Borrower and the Target in accordance with the agreement and plan of merger between Parentco, the Borrower and the Target (the “Merger Agreement”) pursuant to which Parentco will own 100% of the Equity Interests in the Target as the surviving entity of such merger.

“Accession Letter” means an accession letter in substantially the form set out in Appendix A to this letter.

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company and/or, where such term is used in paragraph 9 (No Front-running) only, any of the directors, officers and employees of that person or of any such subsidiary or holding company (including any sales and trading teams).

“Arranger Parties” means the Mandated Lead Arrangers, the Bookrunners and the Underwriters (each an “Arranger Party”).

“Applicable Basis” has the meaning given to that term in paragraph 9 (No Front-running).

“BAML” means Bank of America, N.A. and/or any of its affiliate(s) from time to time specified by Bank of America, N.A.

“Bookrunners” means the Original Bookrunners, and any other bank(s) or financial institution(s) appointed as such jointly by the Original Bookrunners (which are Syndication Bookrunners) in consultation with the Borrower and that become(s) party to this letter pursuant to paragraph 2.4 as a “Bookrunner”.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Singapore and New York City.

“CDB” means China Development Bank Corporation Hong Kong Branch and/or any of its affiliate(s) from time to time specified by China Development Bank Corporation Hong Kong Branch.

“CGMAL” means Citigroup Global Markets Asia Limited and/or any of its affiliate(s) from time to time specified by Citigroup Global Markets Asia Limited.

“Citi” means Citibank, N.A. and/or any of its affiliate(s) from time to time specified by Citibank, N.A.

“CMBC” means China Minsheng Banking Corp., Ltd., Hong Kong Branch and/or any of its affiliate(s) from time to time specified by China Minsheng Banking Corp., Ltd., Hong Kong Branch.

“Closing Date” means the date on which completion of the Acquisition (being Closing (as defined in the Merger Agreement)) in accordance with section 1.02 of the Merger Agreement) occurs (and, for the avoidance of doubt, shall be the date that the application to register the Merger Plan is made with the Registrar of Companies in accordance with the Merger Agreement).

“CS” means Credit Suisse AG, Singapore Branch and/or any of its affiliate(s) from time to time specified by Credit Suisse AG, Singapore Branch.

“DB” means Deutsche Bank AG, Singapore Branch and/or any of its affiliate(s) from time to time specified by Deutsche Bank AG, Singapore Branch.

“DBS” means DBS Bank Ltd. and/or any of its affiliate(s) from time to time specified by DBS Bank Ltd.

“Facilities” means Facility A and Facility B (each a “Facility”).

“Facilities Documents” a facilities agreement in the form attached as Appendix B (subject to paragraph (b) of the first paragraph of this letter in relation to Midco and subject to completion of administrative details, and/or as may be amended as agreed between the parties hereto, including without limitation, pursuant to paragraphs 1.6 and/or 1.7) (the “Facilities Agreement”) and related documentation contemplated by the Facilities Agreement.

“Facility A” means a US$1,075,000,000 term loan facility to be made available to the Borrower on terms of the Facilities Documents.

“Facility B” means a US$450,000,000 bridge-to-cash loan facility to be made available to the Borrower on terms of the Facilities Documents.

“Fee Letters” means:

(a)	the fee letter between Bank of America, N.A., China Development Bank Corporation Hong Kong Branch, China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG Hong Kong Branch and UBS AG, Singapore Branch (on one hand) and the Borrower (on the other hand) dated on or about the date of this letter in respect of Facility A (the “Facility A Fee Letter”);

(b)	the fee letter between Bank of America, N.A., China Minsheng Banking Corp., Ltd., Hong Kong Branch, Citigroup Global Markets Asia Limited, Citibank, N.A., Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, ICBC International Capital Limited, ICBC International Holdings Limited, UBS AG Hong Kong Branch and UBS AG, Singapore Branch (on one hand) and the Borrower (on the other hand) dated on or about the date of this letter in respect of Facility B (the “Facility B Fee Letter”);

(c)	any fee letter between the Agent and/or the Security Agent (on one hand) and the Borrower (on the other hand); and

(d)	any other fee letter entered into by the Borrower with an Additional Arranger Party pursuant to paragraph 2.4(e).

“Fee Sharing Proportion”:

(a)	(in respect of Facility A) has the meaning given to it in the Facility A Fee Letter; and

(b)	(in respect of Facility B) has the meaning given to it in the Facility B Fee Letter.

“Free to Trade Time” means the earlier of:

(a)	the time when the Majority Bookrunners announce the close of primary syndication of the Facilities and notify the Syndication Lenders of their final allocations in the Facilities; and

(b)	the Syndication Date.

“ICBCI” means ICBC International Capital Limited and/or any of its Affiliate(s) from time to time specified by ICBC International Capital Limited.

“ICBCI Holdings” means ICBC International Holdings Limited and/or any of its Affiliate(s) from time to time specified by ICBC International Holdings Limited.

“Information Memorandum” has the meaning given to it in paragraph 6.4(a).

“Information Package” has the meaning given to it in the form of the Facilities Agreement attached as Appendix B.

“Lender” means any person participating in any of the Facilities as a lender (or, to the extent of any note or debt instrument, a holder thereof).

“Majority Bookrunners” means, at any time, four or more Syndication Bookrunners the aggregate commitments and/or participations in respect of Facility A of whom (and/or of whose affiliates) at such time are not less than 40% of the aggregate commitments and/or participations of the Original Underwriters (which are Syndication Underwriters) in respect of Facility A at such time, provided that, for the purposes of this letter and subject to the proviso in the definition of “Syndication Bookrunners”, (a) BAML and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (b) CGMAL and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (c) CS and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (d) DBS and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (e) DB and/or its affiliates shall be deemed to constitute one Syndication Bookrunner, (f) ICBCI and/or its Affiliates shall be deemed to constitute one Syndication Bookrunner and (g) UBS HK and/or its affiliates shall be deemed to constitute one Syndication Bookrunner.

“Mandate Documents” means this letter (including Appendices) and each Fee Letter.

“Mandated Lead Arrangers” means the Original Mandated Lead Arrangers, and any other bank(s) or financial institution(s) appointed as such jointly by the Original Mandated Lead Arrangers (which are Syndication Mandated Lead Arrangers) in consultation with the Borrower and that become(s) party to this letter pursuant to paragraph 2.4 as a “Mandated Lead Arranger”.

“Original Bookrunners” means BAML, CDB, CMBC, CGMAL, CS, DBS, DB, ICBCI and UBS HK and/or their respective affiliates from time to time specified by BAML, CDB, CMBC, CGMAL, CS, DBS, DB, ICBCI or (as the case may be) UBS HK.

“Original Arranger Parties” means the Original Mandated Lead Arrangers, the Original Bookrunners and the Original Underwriters (each an “Original Arranger Party”).

“Original Mandated Lead Arrangers” means BAML, CDB, CMBC, CGMAL, CS, DBS, DB, ICBCI and UBS HK and/or their respective affiliates from time to time specified by BAML, CDB, CMBC, CGMAL, CS, DBS, DB, ICBCI or (as the case may be) UBS HK.

“Original Underwriters” means BAML, CDB, CMBC, Citi, CS, DBS, DB, ICBCI Holdings and UBS SG and/or their respective affiliates from time to time specified by BAML, CDB, CMBC, Citi, CS, DBS, DB, ICBCI Holdings or (as the case may be) UBS SG.

“Pre-cleared Entities” means Members of the Consortium and entities owned by Members of the Consortium as listed in the Pre-cleared Entities List whose “know your customer” information has been provided to each Original Arranger Party prior to the execution of this letter for the purposes of the Facilities (“Pre-cleared Information”), for as long as there is no change in the direct or indirect ownership of any of such entities since the applicable “know your customer” information has been provided on or prior to the date of this letter to the Arranger Parties.

“Pre-cleared Entities List” means the list attached hereto as Appendix E.

“Pre-cleared Information” has the meaning given to that term in the definition of “Pre-cleared Entities”.

“Syndication” means the syndication of any or all of the Facilities.

“Syndication Date” means the earlier of:

(a)	the date falling 120 days after the later of:

(i)	the date on which the Information Memorandum and the Information Package are approved by the Borrower for release to actual and potential Syndication Lenders (provided that, this paragraph (i) shall not apply if (A) the Mandated Lead Arrangers shall have failed to provide an initial draft of the Information Memorandum to the Borrower by the date falling 4 weeks after the date of the Merger Agreement (as promptly notified by the Borrower to the Mandated Lead Arrangers upon signing of the Merger Agreement) or (B) thereafter there is any material delay in any revision of the draft Information Memorandum due to the wilful default or gross negligence of the Mandated Lead Arrangers (unless, in each case under (A) and (B), such failure or delay (as the case may be) is attributable to the failure by the Borrower to comply with its obligations under paragraph 6.2 (Syndication)); and

(ii)	the Closing Date; and

(b)	the time when the Majority Bookrunners announce the close of primary syndication of the Facilities and notify the Syndication Lenders of their final allocations in the Facilities.

“Syndication Lenders” means the parties participating as Lenders in Syndication.

“Syndication Bookrunners” means BAML, CGMAL, CS, DBS, DB, ICBCI and UBS HK (and/or their respective affiliates from time to time specified by BAML, CGMAL, CS, DBS, DB, ICBCI or (as the case may be) UBS HK), provided that if any Syndication Underwriter is a Waiving Syndication Underwriter, each of it and its affiliates shall be deemed not to be a Syndication Bookrunner for the purposes of this letter.

“Syndication Mandated Lead Arrangers” means BAML, CGMAL, CS, DBS, DB, ICBCI and UBS HK (and/or their respective affiliates from time to time specified by BAML, CGMAL, CS, DBS, DB, ICBCI or (as the case may be) UBS HK), provided that if any Syndication Underwriter is a Waiving Syndication Underwriter, each of it and its affiliates shall be deemed not to be a Syndication Mandated Lead Arranger for the purposes of this letter.

“Syndication Underwriters” means (a) BAML, Citi, CS, DBS, DB, ICBCI Holdings and UBS SG (and/or their respective affiliates from time to time specified by BAML, Citi, CS, DBS, DB, ICBCI Holdings or (as the case may be) UBS SG) and (b) each other Underwriter specified as a “Syndication Underwriter” in the applicable Accession Letter to which it is a party (provided that such Accession Letter is signed by all of the Original Underwriters which are Syndication Underwriters), provided that if any Underwriter is a Waiving Syndication Underwriter, each of it and its affiliates shall be deemed not to be a Syndication Underwriter for the purposes of this letter.

“Target” means Focus Media Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands.

“UBS HK” means UBS AG Hong Kong Branch or any of its affiliate(s) from time to time specified by UBS AG Hong Kong Branch.

“UBS SG” means UBS AG, Singapore Branch or any of its affiliate(s) from time to time specified by UBS AG, Singapore Branch.

“Underwriters” means the Original Underwriters and any other bank(s) or financial institution(s) appointed as such jointly by the Original Underwriters (which are Syndication Underwriters) in consultation with the Borrower and that become(s) party to this letter pursuant to paragraph 2.4 as an “Underwriter”.

“Underwriting Amount” means, in relation to an Underwriter and a Facility, the Underwriting Proportion of such Underwriter in respect of such Facility multiplied by the aggregate amount of such Facility.

“Underwriting Proportion” means (a) in relation to an Original Underwriter and a Facility, the underwriting proportion (in respect of such Facility) set out opposite its name in paragraph 2.1 (as may be reduced pursuant to paragraph 2.4) or (b) in relation to an Underwriter who is not an Original Underwriter, its underwriting proportion and a Facility, its underwriting proportion (in respect of such Facility) as specified in the Accession Letter to which such Underwriter is a party (as may be reduced pursuant to paragraph 2.4).

“Waiving Syndication Underwriter” means any Underwriter who has notified (or who notifies at any time) the Borrower or the Syndication Underwriters in writing (for such purpose including, without limitation, by e-mail) that it is or constitutes a “Waiving Syndication Underwriter”.

“White List” means the list attached hereto as Appendix C.

Unless a contrary indication appears, a term defined in the form of the Facilities Agreement set out in Appendix B has the same meaning when used in this letter.

1.	Appointment and Commitment

1.1	The Borrower appoints:

(a)	the Mandated Lead Arrangers as exclusive arrangers of the Facilities;

(b)	the Underwriters as exclusive underwriters of the Facilities; and

(c)	the Bookrunners as exclusive bookrunners in connection with Syndication.

1.2	Until this mandate terminates in accordance with paragraph 14 (Termination):

(a)	except as provided in the Mandate Documents, no other person shall be appointed as mandated lead arranger, underwriter, or bookrunner;

(b)	no other titles shall be awarded; and

(c)	except as provided in the Mandate Documents, no other compensation shall be paid to any person,

in each case in respect of any Facility without the prior written consent of each of the Original Mandated Lead Arrangers.

1.3	Each Underwriter is pleased to advise you that it has received all necessary internal approvals (including credit committee approval) required for it to enter into and perform its obligations under the Mandate Documents, and hereby commits to provide its Underwriting Proportion of the full principal amount of each Facility, in each case, on the terms of the Mandate Documents and subject to satisfaction of the following conditions:

(a)	compliance by the Borrower with all the terms of each Mandate Document in all material respects and the Mandate Documents not having been terminated in accordance with the terms thereof;

(b)	the execution and delivery of the Merger Documents in form and substance satisfactory to the Mandated Lead Arrangers; and

(c)	in respect of each Underwriter and each applicable jurisdiction with respect thereto, it not being illegal or unlawful for such Underwriter to fund, issue or maintain its participation under any or all of the Facilities by reason of any event or circumstance occurring after the date hereof (excluding, for the avoidance of doubt, any event of illegality or unlawfulness that has been overcome pursuant to paragraph 1.8 and no longer affects such Underwriter).

1.4	Unless this letter is terminated in accordance with paragraph 14 (Termination), (a) the Borrower agrees that it shall, no later than the date falling six (6) months after the date of this letter, duly execute and deliver counterparts of the Facilities Agreement and (b) subject to paragraph 1.3, each Underwriter agrees to as soon as reasonably practicable upon the request of the Borrower (and in any event no later than three (3) Business Days following such request) duly execute and deliver counterparts of the Facilities Agreement and Intercreditor Agreement (and each Underwriter hereby confirms that it has and will have the necessary power and authority to execute, deliver and perform its obligations under the Facilities Agreement and the Intercreditor Agreement). In addition, the Borrower shall promptly notify the Arranger Parties in the event that the Acquisition is withdrawn or abandoned.

1.5	Each of the Mandated Lead Arrangers and the Underwriters:

(a)	confirms that (with respect to the items listed under the heading “Part IA – Conditions precedent to delivery of Utilisation Request” of Appendix D of this letter (“Part IA – Appendix D”)), all of the documents and other evidence described in the paragraph in Part IA of Schedule 2 to the Facilities Agreement which corresponds to the paragraph set out in the left column of Part IA – Appendix D:

(i)	will be deemed to be in form and substance satisfactory to the Agent if the word “agreed form” appears in the right column under the heading “Status” opposite that paragraph (but only to the extent specified as such in such paragraph), and will be deemed to have been received by the Agent in form and substance satisfactory to the Agent if actually delivered to the Agent in the agreed form and executed by the applicable parties thereto; and

(ii)	will be deemed to have been received by the Agent and be in form and substance satisfactory to the Agent if the word “satisfied” appears in the right column under the heading “Status” opposite that paragraph (but only to the extent specified as such in such paragraph);

(b)	confirms that (with respect to the items listed under the heading “Part IB – Further Conditions Precedent” of Appendix D of this letter (“Part IB – Appendix D”)) all of the conditions and requirements described in the paragraph in Part IB of Schedule 2 to the Facilities Agreement which corresponds to the paragraph in the left column of Part IB – Appendix D will be deemed to be in form and substance satisfactory to the Agent if the word “agreed form” appears in the right column under the heading “Status” opposite that paragraph (but only to the extent specified as such in such paragraph) and will be deemed to have been received by the Agent in form and substance satisfactory to the Agent if actually delivered to the Agent in the agreed form and executed by the applicable parties thereto;

(c)	undertakes to instruct the Agent (or the Security Agent, as relevant) to execute all documents (that constitute conditions precedent to the availability of the Facilities) to which the Agent or the Security Agent, as applicable, is a party and which are in agreed form under the Facilities Agreement;

(d)	undertakes to instruct legal counsel to deliver the legal opinions referred to in Part IA of Schedule 2 to the Facilities Agreement and to use all reasonable endeavours, to commit sufficient internal resources and to instruct its legal counsel to work with the Borrower and its legal counsel with a view to agreeing the forms of all documents and evidence referred to in Schedule 2 to the Facilities Agreement as soon as reasonably practicable after the date of this letter (provided that none of the Arranger Parties or the Finance Parties will be required to incur out-of-pocket costs for their own account pursuant to this paragraph);

(e)	confirms that, with respect to the legal opinion from Fangda Partners (“Fangda”) which is required to be delivered pursuant to paragraph 4(d) of Part IA of Schedule 2 to the Facilities Agreement, (i) it has received (1) a legal opinion from Fangda (concerning the same subject matters as those required to be included in the legal opinion referred to in paragraph 4(d)(i) of Part IA of Schedule 2 to the Facilities Agreement) that is issued on or prior to the date hereof (the “Issued AML Opinion”), (2) the form of the legal opinion to be issued by Fangda on or about the date of the first Utilisation Request as required under paragraph 4(d) of Part IA of Schedule 2 to the Facilities Agreement (the “Agreed Form AML Opinion”), as confirmed with the Borrower, (iii) it has been informed by Fangda that, subject to any change in applicable law and regulation (including without limitation any change in implementation or interpretation thereof), Fangda is not aware (as at the date of this letter) of any reason why Fangda will not, when requested to do so, be in a position to issue the Agreed Form AML Opinion (with minor or technical amendments as may be required that do not alter the conclusion or strength of conviction of such legal opinion) and (iv) the Agreed Form AML Opinion (with such minor or technical amendments), when issued and delivered to the Agent, will be deemed to be in form and substance satisfactory to the Agent;

(f)	undertakes to notify the Borrower as soon as reasonably practicable after being informed by Fangda of any reason why Fangda would not be in a position to issue the Agreed Form AML Opinion (with such notification setting forth the reason(s) provided by Fangda to such Mandated Lead Arranger or Underwriter for their inability to issue such opinion);

(g)	upon notification by the Borrower that the Closing Date is expected to occur on a certain date (which notification is provided at least 5 Business Days prior to such expected Closing Date), undertakes to instruct the Agent to notify the Borrower of the prevailing exchange rate used for purposes of paragraph 5(d)(ii) of Part IA of Schedule 2 to the Facilities Agreement on the date falling 4 Business Days prior to such expected Closing Date;

(h)	upon notification of a proposed Utilisation Date by the Borrower, undertakes to instruct the Agent to instruct Fangda to issue the legal opinion required under paragraph 4(d) in Part IA of Schedule 2 to the Facilities Agreement (in the form of the Agreed Form AML Opinion) unless Fangda is unable in good faith to do so based on its professional judgment; and

(i)	agrees that it shall be a condition to the allocation by any Arranger Party of any commitment in respect of any Facility to any Lender on or prior to the Closing Date that such Lender agrees (by virtue of its becoming party hereto as an Additional Arranger Party or party to the Facilities Agreement as a “Lender” (as defined in the Facilities Agreement)) to be bound by the confirmations confirmed by the Mandated Lead Arrangers and the Underwriters in this paragraph 1.5 and the agreement in paragraph 1.6.

1.6	Each of the Underwriters, the Mandated Lead Arrangers and the Borrower agrees, to the extent not completed prior to the date hereof, (i) to complete its administrative details in the Facilities Agreements and the Intercreditor Agreement and to make amendments to the Facilities Agreement and the Intercreditor Agreement to reflect comments from the Agent and the Security Agent on agency and trustee provisions and (with respect to any Intercreditor Party (if any) other than Holdco, Midco, Parentco and the Borrower) comments of local counsel with respect to matters of local law in the jurisdiction of incorporation of such Intercreditor Party (if any), and (ii) to act reasonably in the determination of the satisfaction of all conditions precedent described in Schedule 2 to the Facilities Agreement.

1.7	Until the signing of the Facilities Agreement, each of the Underwriters, the Mandated Lead Arrangers and the Borrower agrees to consider such minor amendments to the Facilities Documents which any of the foregoing parties may reasonably request (including on behalf of potential Lenders) and which are not materially adverse to the interests of any of the foregoing parties.

1.8	If it becomes unlawful in any applicable jurisdiction for an Underwriter to perform any of its obligations as contemplated by the Mandate Documents or to fund, issue or maintain its participation under any or all of the Facilities, that Underwriter shall (a) promptly notify the Borrower upon becoming aware of that event and (b) in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in its Underwriting Amount in respect of any Facility not being available pursuant to paragraph 1.3(c) including (but not limited to) transferring its rights and obligations under the Mandate Documents to its affiliate, provided that (i) the Borrower shall promptly indemnify that Underwriter for all costs and expenses reasonably incurred by that Underwriter as a result of steps taken by it pursuant to the foregoing and (ii) an Underwriter is not obliged to take any such steps if, in the opinion of that Underwriter (acting reasonably), to do so might be prejudicial to it.

2.	Underwriting Proportions

2.1	The underwriting proportions and the underwriting amounts of each of the Original Underwriters in respect of Facility A are as follows (in each case subject to adjustment pursuant to paragraph 2.4):

Underwriter	Underwriting Proportion (%)	Underwriting Amount (US$)

BAML	( 4/43) x 100%	100,000,000

CDB	( 8/43) x 100%	200,000,000

CMBC	( 7/43) x 100%	175,000,000

Citi	( 4/43) x 100%	100,000,000

CS	( 4/43) x 100%	100,000,000

DBS	( 4/43) x 100%	100,000,000

DB	( 4/43) x 100%	100,000,000

ICBCI Holdings	( 4/43) x 100%	100,000,000

UBS SG	( 4/43) x 100%	100,000,000

Total	100	1,075,000,000

2.2	The underwriting proportions and the underwriting amounts of each of the Original Underwriters in respect of Facility B are as follows (in each case subject to adjustment pursuant to paragraph 2.4):

Underwriter	Underwriting Proportion (%)	Underwriting Amount (US$)

BAML	12.5	56,250,000

CMBC	12.5	56,250,000

Citi	12.5	56,250,000

CS	12.5	56,250,000

DBS	12.5	56,250,000

DB	12.5	56,250,000

ICBCI Holdings	12.5	56,250,000

UBS SG	12.5	56,250,000

Total	100	450,000,000

2.3	The rights and obligations of the Arranger Parties under the Mandate Documents are several. No Arranger Party is responsible for the obligations of any other Arranger Party.

2.4	(a)	Each of the Original Arranger Parties which are Syndication Bookrunners, Syndication Mandated Lead Arrangers and/or Syndication Underwriters shall have the right to introduce one or more banks or financial institutions on the White List or other banks or financial institutional consented to by the Borrower (which, unless otherwise agreed in writing by the Arranger Parties, shall not be any Member of the Consortium, Holdco, Midco, Parentco, the Borrower or any affiliates of any of the foregoing) (each an “Additional Arranger Party”) as an additional “Mandated Lead Arranger”, an additional “Bookrunner” and/or an additional “Underwriter” in accordance with this paragraph 2.4 by delivering to the Borrower with a copy to each other Original Arranger Party an Accession Letter executed by such Additional Arranger Party and such Original Arranger Party, specifying that such Additional Arranger Party is to become party hereto as a “Mandated Lead Arranger”, a “Bookrunner” and/or an “Underwriter” (as the case may be) and (in the case where such Additional Arranger Party is to become party hereto as an “Underwriter”), setting out the Underwriting Proportion of such Underwriter in respect of each of the Facilities, provided that an Additional Arranger Party may only be introduced as a “Mandated Lead Arranger” or a “Bookrunner” if (i) such person (and/or its affiliate(s)) simultaneously become party hereto as an “Underwriter” (with an Underwriting Proportion for a Facility of greater than zero), (ii) the consent of all of the Original Mandated Lead Arrangers (which are Syndication Mandated Lead Arrangers) shall have been obtained in respect of the introduction of such Additional Arranger Party as a “Mandated Lead Arranger” and (iii) the consent of all of the Original Bookrunners (which are Syndication Bookrunners) shall have been obtained in respect of the introduction of such Additional Arranger Party as a “Bookrunner” (but, for the avoidance of doubt, nothing shall prejudice the ability of any Original Arranger Party which is a Syndication Bookrunner, Syndication Mandated Lead Arranger and/or a Syndication Underwriter to introduce any person as an “Underwriter” in accordance with this paragraph 2.4).

(b)	Upon delivery of such Accession Letter in accordance with the foregoing:

(i)	such Additional Arranger Party shall become party hereto as a “Mandated Lead Arranger”, a “Bookrunner” and/or an “Underwriter” (as specified in such Accession Letter) and (in the case where such Additional Arranger Party is becoming party hereto as an “Underwriter”) its Underwriting Proportion in respect of each of the Facilities shall be the percentage specified as such in that Accession Letter (subject to further adjustments in accordance with the provisions of this letter) and such Additional Arranger Party shall become bound by all provisions of this letter as if it had been a party to this letter in such capacity on the date hereof;

(ii)	the aggregate Underwriting Proportions of the Syndication Underwriters in respect of such Facility shall be reduced by the Underwriting Proportion of such Additional Arranger Party in respect of such Facility as specified in such Accession Letter (such reduction being applied among the Syndication Underwriters in accordance with the Applicable Basis, provided that (in each case) the aggregate Underwriting Proportions of the Underwriters and such Additional Arranger Party in respect of such Facility shall be equal to 100%;

(iii)	(in the case where (A) such Additional Arranger Party is becoming party hereto as an “Underwriter” and (B) such Accession Letter is signed by all of the Original Underwriters (that are Syndication Underwriters) and specifies that such Additional Arranger Party is to become party to the Facility A Fee Letter) such Additional Arranger Party shall become party to the Facility A Fee Letter and its Fee Sharing Proportion in respect of Facility A shall be the percentage specified as such in such Accession Letter; and

(iv)	(in the case where (A) such Additional Arranger Party is becoming party hereto as an “Underwriter” and (B) such Accession Letter is signed by all of the Original Underwriters (that are Syndication Underwriters) and specifies that such Additional Arranger Party is to become party to the Facility B Fee Letter) such Additional Arranger Party shall become party to the Facility B Fee Letter and its Fee Sharing Proportion in respect of Facility B shall be the percentage specified as such in such Accession Letter.

(c)	An Original Arranger Party which is a Syndication Bookrunner, Syndication Mandated Lead Arranger and/or an Syndication Underwriter shall, without prejudice to its rights hereunder, consult with the Borrower for up to five Business Days prior to the introduction of any Additional Arranger Party by such Original Arranger Party as a “Mandated Lead Arranger”, a “Bookrunner” or an “Underwriter” (as the case may be).

(d)	None of the Additional Arranger Parties shall be entitled to share in any fee payable to any Original Arranger Party under any Fee Letter (except as otherwise provided in paragraphs (b)(iii) and/or (iv)), provided that nothing shall prejudice the ability of any Original Arranger Party to share its portion of any such fee with any Additional Arranger Party or any Lender.

(e)	To the extent that any Original Underwriter elects for any part of its fees in respect of any of the Facilities to be allocated to any Additional Arranger Party, then in lieu of having such Additional Arranger Party accede to the applicable Fee Letter(s) from the Original Arranger Parties to the Borrower pursuant to paragraphs (b)(iii) and/or (iv), the Original Underwriters (that are Syndication Underwriters) may require the Borrower to (i) enter into a separate fee letter with such Additional Arranger Party and (ii) enter into amendments to the applicable Fee Letter(s) from the Original Arranger Parties to the Borrower, in each case in such form as such Original Underwriter may (acting reasonably) require solely to give effect to such allocation, and the Borrower shall promptly comply with such requirement.

3.	Clear Market

3.1	During the period from the date of this letter to the Syndication Date, the Borrower shall not and shall ensure that none of Holdco, Midco, Parentco or members of the Group or (on or from the Closing Date) members of the Target Group shall announce, enter into discussions to raise, raise or attempt to raise any other finance in the international or any relevant domestic syndicated loan, debt, bank, capital and/or equity market(s) (including, but not limited to, any bilateral or syndicated facility, bond or note issuance or private placement) without the prior written consent of each of the Arranger Parties (it being understood that this paragraph 3.1 shall not prohibit the incurrence of any Permitted Financial Indebtedness that is permitted to be incurred by any member of the Target Group incorporated in the PRC).

3.2	Paragraph 3.1 does not apply to the Facilities or to the Qualifying SBLC Financing.

4.	Fees, Costs and Taxes

4.1	All fees shall be paid in accordance with the Fee Letter(s) (including as to timing and amounts) or (to the extent not set out in the Fee Letter(s)) as set out in the Facilities Agreement.

4.2	The Borrower shall promptly reimburse each of the Arranger Parties, the Agent and the Security Agent the amount of all reasonable and documented out-of-pocket costs and expenses (including legal fees, subject to arrangements agreed between the Borrower and the applicable legal counsel) incurred by any of them in connection with:

(a)	the negotiation, preparation, printing and execution of the Facilities Documents and/or the Mandate Documents; and

(b)	the Syndication,

in each case whether or not the Facilities Documents are signed, provided that, without prejudice to paragraph 8 (Indemnity), the Borrower shall have no obligation to make such reimbursement if the Closing Date does not occur other than reasonably incurred legal fees subject to arrangements agreed between the Borrower and the applicable legal counsel and up to any cap so agreed.

4.3	The Borrower shall promptly on demand pay and indemnify each of the Arranger Parties against any and all stamp duty and registration and similar tax payable in respect of any or all of the Mandate Documents.

5.	Payments

All payments to be made under the Mandate Documents:

(a)	shall be paid in the currency of the applicable invoice therefor or as otherwise specified in the Mandate Documents and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the applicable Arranger Party or Arranger Parties may notify to the Borrower from time to time;

(b)	shall be paid without any deduction or withholding for or on account of tax or otherwise (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the applicable payment due from the Borrower under the Mandate Documents shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to such payment which would have been due if no Tax Deduction had been required; and

(c)	are exclusive of any value added tax or similar charge (“VAT”). If any VAT is chargeable in respect of any such payment, the Borrower shall also and at the same time pay to the recipient of such payment an amount equal to the amount of that VAT.

6.	Syndication

6.1	The Syndication Underwriters reserve the right to syndicate, in consultation with the Borrower, all or a portion of their commitments and/or participations in respect of any or all of the Facilities (subject to paragraph 6.2). The Syndication Bookrunners shall, in consultation with the Borrower, decide on the strategy to be adopted for Syndication (including timing, the selection of potential Lenders (subject to paragraph 6.2)) and the Syndication Bookrunners shall, unless otherwise stated in this letter, in consultation with the Borrower, manage all other aspects of the Syndication. The Arranger Parties may commence Syndication at any time on or after the date of this letter. Without limiting your obligations to assist with syndication efforts as set forth herein, each Syndication Underwriter agrees that neither commencement nor completion of Syndication is a condition to providing its commitments in respect of the Facilities hereunder.

6.2	The Syndication Underwriters may select Lenders, provided that Lenders participating in any or all of the Facilities as at the date of the Facilities Agreement shall be the Underwriters, one or more of the banks, and/or financial institutions on the White List and/or other banks or financial institutions consented to by the Borrower. After the execution of the Facilities Agreement, assignments or transfers by Lenders thereunder shall be governed by the terms of the Facilities Agreement.

6.3	The Majority Bookrunners shall (after consulting with the Original Underwriters which are Syndication Underwriters) decide when to close Syndication and/or accept commitments received in respect of any or all of the Facilities and/or allocate resulting participations in any or all of the Facilities, but the Bookrunners shall not close Syndication or accept commitments received in respect of any or all of the Facilities and/or allocate resulting participations in any or all of the Facilities except with the instructions of the Majority Bookrunners.

6.4	The Borrower shall, and shall ensure that the other members of the Group and (on and from the Closing Date) members of the Target Group will, use commercially reasonable efforts to give any assistance which any Mandated Lead Arranger may reasonably require in relation to Syndication at all times prior to the Syndication Date and without prejudice to the foregoing, shall use commercially reasonable efforts to procure that (to the extent of its powers under the Merger Documents), prior to the Closing Date, members of the Target Group shall give any such assistance. Such assistance shall include (subject, for the avoidance of doubt, to the use of commercially reasonable efforts as provided in the foregoing sentence), but not be limited to:

(a)	assistance in the preparation of an information memorandum containing all customary information for facilities and/or transactions of this nature including, but not limited to, information about the Group, the Target Group, the Acquisition, risk disclosures and how the proceeds of the Facilities will be applied including, where requested by any Syndication Mandated Lead Arranger, a public side version of such information memorandum that does not contain non-publicly available information (collectively the “Information Memorandum”). The Information Memorandum shall be in form and substance satisfactory to all of the Mandated Lead Arrangers and the Borrower shall approve the Information Memorandum before any of the Mandated Lead Arrangers distributes it to potential Lenders on the Borrower’s behalf;

(b)	providing any information reasonably requested by any of the Mandated Lead Arrangers or potential Lenders in connection with Syndication;

(c)	making available the senior management and representatives of the Borrower, other members of the Group and members of the Target Group for the purposes of giving presentations to, and participating in meetings with, potential Lenders at such times and places as any Mandated Lead Arranger may reasonably request (taking into account the normal business operations of the Target Group);

(d)	using commercially reasonable efforts to ensure that Syndication benefits from the existing lending relationships of the Group, the Target Group or any Member of the Consortium; and

(e)	if required by any Syndication Mandated Lead Arranger, entering into a syndication agreement in a form to be agreed between the Syndication Mandated Lead Arrangers, the applicable Syndication Lenders and the Borrower.

7.	Information

7.1	Save (i) (with respect to any information that is delivered to the Mandated Lead Arrangers prior to the date of this letter) as disclosed in writing to the Mandated Lead Arrangers prior to the date of this letter (including, in the case of any information contained in any Report so delivered to the Mandated Lead Arrangers prior to the date of this letter, as disclosed in a subsequent or updated version of such Report provided that such subsequent or updated version is delivered to the Mandated Lead Arrangers prior to the date of this letter) and (ii) that, in respect of any information relating to any member of the Target Group provided on or prior to the Closing Date or contained in any Report, each representation and warranty by it under this paragraph 7 is made to its actual knowledge after due enquiries, the Borrower represents and warrants that:

(a)	any factual information contained in the Information Memorandum or the Information Package (the “Information”) (unless expressly disclosed to the contrary therein) was true and accurate in all material respects as at:

(i)	(in respect of any Information contained in the Information Memorandum) the date of the Information Memorandum;

(ii)	(in respect of any Information contained in any Report or any part of the Information Package (other than the Market Reports) provided to any of the Arranger Parties on or before the date of this letter) the date of this letter; or

(iii)	(in respect of any Information contained in any Market Report provided to any of the Arranger Parties on or before the date of this letter) as at the date of such Market Report; or

(iv)	(in respect of any Information contained in any part of the Information Package provided to any of the Arranger Parties after the date of this letter) the date on which such part of the Information Package is so provided;

(b)	any financial projection or forecast contained in the Information Memorandum or the Information Package has been prepared on the basis of recent historical information and is believed by the Borrower in good faith to be based on reasonable assumptions (as at the date of the applicable document or report containing such projection or forecast) and arrived at after careful consideration (it being understood that financial projections and forecasts by their nature are uncertain and no assurances are being given that the results reflected in any financial projection or forecast contained in the Information Memorandum or the Information Package will be achieved);

(c)	(i) any expression of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum or the Information Package (excluding any opinion or intention in any Report which is within the professional competence of the provider of such Report, which includes any redacted numbers in the Legal Due Diligence Report as referred to in paragraph (c) of the definition of “Legal Due Diligence Reports” in the form of the Facilities Agreement set out in Appendix B) were made after careful consideration and (as at the date of the applicable document or report containing such expression of opinion or intention) were believed by the Borrower in good faith to be based on reasonable grounds and (ii) (in the case of any opinion expressed in any Report, including without limitation any redacted numbers in the Legal Due Diligence Report as referred to in paragraph (c) of the definition of “Legal Due Diligence Reports” in the form of the Facilities Agreement set out in Appendix B as such numbers may have been communicated verbally to any of the Arranger Parties prior to the date of this letter), it (acting in good faith) does not believe, and is not aware of any material facts or circumstances which lead it to believe (acting in good faith), that such opinion, taken as a whole, is unreasonable or is not based on reasonable grounds;

(d)	the Borrower has reviewed and considered the Reports (including any redacted numbers in the Legal Due Diligence Report as referred to in paragraph (c) of the definition of “Legal Due Diligence Reports” in the form of the Facilities Agreement set out in Appendix B as such numbers may have been communicated verbally to any of the Arranger Parties prior to the date of this letter) and has based its investment decision to undertake the Acquisition on the basis of the Reports;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in any of the information, forecasts or projections contained in the Information Memorandum or the Information Package (taken as a whole) being untrue or misleading in any material respect as at:

(i)	(in respect of any Information, forecasts or projections contained in the Information Memorandum) the date of the Information Memorandum (or, if earlier, the date as to which such Information, forecast or projections were stated in the Information Memorandum to have been given);

(ii)	(in respect of any Information, forecasts or projections contained in any Report or any part of the Information Package (other than the Market Reports) provided to any of the Arranger Parties on or before the date of this letter) the date of this letter;

(iii)	(in respect of any Information, forecasts or projections contained in any Market Report provided to any of the Arranger Parties on or before the date of this letter) as at the date of such Market Report; or

(iv)	(in respect of any Information, forecasts or projections contained in any part of the Information Package provided to any of the Arranger Parties after the date of this letter) the date on which such part of the Information Package is so provided; and

(f)	all other written information provided by or on behalf of any of Holdco, Midco, Parentco, the Borrower or any member of the Group to an Arranger Party pursuant to any express provision of any Mandate Document on or after the date of this letter is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any material respect (in each case) as at the date on which such information is so provided.

7.2	The representations and warranties set out in paragraph 7.1 are deemed to be made by the Borrower (a) on the date of this letter, (b) (to the extent that they relate to the Information Memorandum) on the date the Information Memorandum is approved by the Borrower, (b) (to the extent that they relate to any part of the Information Package (other than the Base Case Model)) on each date on which such part of the Information Package is delivered to any Arranger Party after the date of this letter and (c) (to the extent that they relate to any information provided on or after the date of this letter (other than the Information Memorandum or the Information Package)) on each date on which such information is provided, in each case, until the first date on which the Facilities Documents have been signed.

7.3	The Borrower shall promptly notify the Arranger Parties in writing if it becomes aware that any representation and warranty set out in paragraph 7.1 is incorrect or misleading and shall, promptly from time to time upon request by any Arranger Party in connection with Syndication, provide additional and/or supplemental information for the purposes of preparing or updating the Information Memorandum (so that the representations and warranties set out in paragraph 7.1 would be true and accurate in all material respects with respect to the Information Memorandum).

7.4	The Borrower acknowledges that the Arranger Parties will be relying on the Information without carrying out any independent verification.

7.5	Upon:

(a)	any person acquiring any direct or indirect interest in Holdco after the date of this letter;

(b)	any person proposing to accede to this letter as a Mandated Lead Arranger, Bookrunner or Underwriter after the date of this letter; or

(c)	Midco being incorporated or established and any acquisition of any interest in Midco by Holdco or any acquisition of any interest in Parentco by Midco,

the Borrower shall promptly upon the request of any Arranger Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Arranger Party ((in the case of paragraphs (a) and/or (c)) for itself or on behalf of any person referred to in paragraph (b) or (in the case of paragraph (b)) on behalf of any person referred to in paragraph (b)) in order for such Arranger Party or such person referred to in paragraph (b) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations (it being understood that in the case of paragraph (b), the Borrower shall comply with any such reasonable request provided that (i) paragraph (a) shall not apply to any Pre-cleared Entity to the extent of any Pre-cleared Information and (ii) the Borrower shall not be regarded as in default of its obligations under this paragraph 7.5 with respect to any person referred to in paragraph (b) to the extent that such person requests documentation and other evidence (with respect to any of Holdco, Parentco or the Borrower, or with respect to any Pre-cleared Information relating to any of the Pre-cleared Entities) the scope of which materially exceeds the scope of documentation and other evidence already provided to the Original Arranger Parties on or prior to the date of this letter in respect of any of Holdco, Parentco, the Borrower and the Pre-cleared Entities), provided further that the Borrower, promptly upon any Pre-cleared Entity acquiring any direct or indirect interest in Holdco, supplies, or procures the supply of, evidence of such acquisition.

8.	Indemnity

8.1

(a)	Whether or not any of the Facilities Documents are signed, the Borrower shall within three Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)	the Acquisition or other transactions contemplated by the Mandate Documents and/or the Facilities Documents;

(ii)	the use of the proceeds of any or all of the Facilities;

(iii)	any of the Mandate Documents and/or the Facility Documents;

(iv)	the arranging, syndication or underwriting of the Facilities (or any part thereof); and/or

(v)	any untrue statement (or alleged untrue statement) of a material fact contained in the Information Memorandum (including, without limitation, any preliminary summary of any or all of the Facilities prepared by any Arranger Party and approved by or on behalf of the Borrower or any filings with or submissions to any governmental or self-regulatory authority or agency or securities exchange) or any omission (or alleged omission) to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect, provided that, in the case of occurrence of any claim, action or proceeding in respect of which indemnification is intended to be sought by an Arranger Party from the Borrower pursuant to this paragraph (a) and if there is more than one Indemnified Person relating to the same action, claim, investigation or proceeding, and to the extent not inconsistent with each such Indemnified Person’s internal controls or other procedures or policies, each such Indemnified Person shall instruct only one legal counsel in any one jurisdiction relating to such action, claim, investigation or proceeding (or as the case may be) unless any such Indemnified Person in good faith considers that there is any conflict as between one or more of all such Indemnified Persons or that it may not be lawful to instruct only one such legal counsel.

(b)	The Borrower will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person to the extent that such cost, expense, loss or liability results from (i) any breach by that Indemnified Person of any Mandate Document or any Facilities Document which (and to the extent of which) is in each case finally judicially determined to have resulted directly from the gross negligence, fraud or wilful misconduct of that Indemnified Person, or (ii) any dispute solely among the Indemnified Persons (other than claims against the Agent and/or the Security Agent or their respective affiliates, or directors, officers, employees and//or agents of the foregoing) and not arising out of any act or omission of the Borrower, Holdco, Midco, Parentco or any member of the Group as determined by a final non-appealable judgment of a court or arbitral tribunal.

(c)	In the case of occurrence of any claim, action or proceeding in respect of which indemnification is intended to be sought by an Arranger Party from the Borrower pursuant to paragraph (a), such Arranger Party shall (in each case, where legally permissible and practicable to do so and to the extent not inconsistent with each such Arranger Party’s internal controls or other compliance procedures or policies and not, in the good faith opinion of such Arranger Party, adverse to its interests) use reasonable endeavours to notify the Borrower in writing after such Arranger Party becomes aware of such claim, action or proceeding, and consult with the Borrower prior to settling such claim, action or proceeding, provided that such failure to so notify or consult with the Borrower (i) shall not relieve the Borrower from any obligations or liabilities under paragraph (a) unless and to the extent that the Borrower is not separately aware of the existence of such claim, action or proceedings and is materially prejudiced by such failure and (ii) shall not, in any event, relieve the Borrower from any obligations or liabilities under any Mandate Document or Facilities Document other than its indemnification obligations under paragraph (a) in respect of such claim, action or proceeding.

(d)	For the purposes of this paragraph 8:

“Indemnified Persons” means each of the Arranger Parties, the Agent, the Security Agent, each Lender, in each case, any of their respective Affiliates and each of their (and/or their respective Affiliates’) respective directors, officers, employees and agents (each an “Indemnified Person”).

8.2	None of the Arranger Parties shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 8.1.

8.3

(a)	The Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates for or in connection with anything referred to in paragraph 8.1 above except, following the Borrower’s agreement to the Mandate Documents, for any such cost, expense, loss or liability incurred by the Borrower to the extent that is finally judicially determined to have resulted directly from that Indemnified Person’s gross negligence, fraud or willful misconduct or any material breach by that Indemnified Person of any Mandate Document or any Facilities Document.

(b)	Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to the Borrower or any of its Affiliates or anyone else for consequential, indirect or special losses or damages.

(c)	The Borrower represents to the Arranger Parties that:

(i)	it is acting for its own account and it has made its own independent decisions to enter into the transaction contemplated in the Mandate Documents and/or the Facilities Documents (the “Transaction”) and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)	it is not relying on any communication (written or oral) from any or all of the Arranger Parties as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from any or all of the Arranger Parties shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)	it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv)	none of the Arranger Parties is acting as a fiduciary for or as an adviser to it in connection with the Transaction (except, with respect to any Arranger Party that may serve as advisor(s) to the Borrower in connection with the Acquisition pursuant to separate arrangements between such Arranger Party and the Borrower, for the obligations of such Arranger Party in its capacity as such advisor(s)).

8.4	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 8 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 17.2 and 19 (Governing Law and Jurisdiction).

8.5	Paragraphs 8.1 to 8.3 shall be superseded by, and cease to have force and effect, upon the execution of the Facilities Agreement but only to the extent that the provisions thereof are covered by equivalent provisions in the Facilities Agreement and provided that nothing shall prejudice any accrued rights and/or claims under this paragraph 8 at the time when paragraphs 8.1 to 8.3 are so superseded or cease to have force and effect.

9.	No Front-running

Each of the Arranger Parties agrees and acknowledges that:

(a)	it shall not, and shall procure that none of its Affiliates shall, engage in any Front Running;

(b)	if it or any of its Affiliates engages in any Front Running, the other Arranger Parties may suffer loss or damage and its position in future financings with the other Arranger Parties and the Borrower may be prejudiced;

(c)	if it or any of its Affiliates engages in any Front Running the other Arranger Parties retain the right not to allocate to it or any of its Affiliates any participation under any of the Facilities; and

(d)	it confirms that neither it nor any of its Affiliates has engaged in any Front Running.

For the purposes of this letter:

“Applicable Basis” means the reduction of the commitment and/or participation of each of the Syndication Underwriters in respect of any Facility in accordance with the order from time to time agreed in writing (for such purpose including, without limitation, by e-mail) between all of the Syndication Underwriters that are Original Underwriters and notified by such Syndication Underwriters to the Borrower from time to time;

a “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to any or all of Facilities (including any tranche or facility arising as a result of any splitting or reorganisation of any Facility permitted under any Mandate Document), whether as initial lender/holder or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method;

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Target Group, the Facilities Documents and/or the Facilities which is provided to an Arranger Party (the “Receiving Party”) in relation to the Facilities Documents and/or the Facilities by the Borrower, the Group or any of its affiliates or advisers (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes any information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by that Receiving Party of a confidentiality agreement to which that Receiving Party is party; or

(b)	is identified in writing at the time of delivery as non-confidential by that Providing Party; or

(c)	is known by that Receiving Party before the date such information is disclosed to that Receiving Party by that Providing Party or is lawfully obtained by that Receiving Party after that date, from a source which is, as far as that Receiving Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Front Running” means undertaking any of the following activities prior to the Free to Trade Time which is intended to or is reasonably likely to encourage any person to take a Facility Interest (except as a Syndication Lender whose commitment and/or participation in respect of any Facility reduces the commitment and/or participation of each of the Syndication Underwriters in respect of such Facility on the Applicable Basis):

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest;

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)	entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

(i)	made to or entered into by any Arranger Party (or any Affiliate thereof) with an Affiliate of such Arranger Party; or

(ii)	an act of an Arranger Party (or any of its Affiliates) who is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facilities.

This paragraph 9 is for the benefit of the Arranger Parties only.

10.	Confidentiality

10.1	The Borrower acknowledges that the Mandate Documents are confidential and the Borrower shall not, and shall ensure that no other member of the Group shall, without the prior written consent of each of the Arranger Parties, disclose the Mandate Documents or their contents to any other person except:

(a)	as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange; and

(b)	to its employees or professional advisers for the purposes of the Facilities who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice.

Notwithstanding any other provision in this letter or any other document, the parties hereto (and each employee, representative, or other agent of the parties hereto) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws. To the extent not inconsistent with the previous sentence, the parties hereto will each keep confidential in accordance with this paragraph 10 all information unless each of the other parties hereto has consented in writing to the disclosure of such information.

The Borrower acknowledges and agrees that each of the Arranger Parties shall be entitled in its sole discretion to comply with its obligations under the Disclosure Regime in relation to the Facilities in such manner as it considers appropriate. Accordingly, and without limiting the foregoing, the Borrower agrees that each of the Arranger Parties shall be entitled to provide all such information to the United Kingdom HM Revenue & Customs as such Arranger Party considers necessary in order for it to fully comply with the Disclosure Regime. The Borrower shall promptly provide the Arranger Parties with all relevant information relating to itself and its affiliates and to the Facilities as any Arranger Party may reasonably require in order for it to fully comply with its obligations under the Disclosure Regime.

Without limiting the foregoing, each party hereto agrees that it will take reasonable steps to reach an agreed position in respect of the Disclosure Regime with the other parties hereto in respect of the Facilities and with the advisors to each of the parties hereto.

Each of the Arranger Parties will on request provide the Borrower with a copy of any written notification relating to the Facilities that it has made to the United Kingdom HM Revenue & Customs in compliance with its obligations under the Disclosure Regime, subject to any redactions made by such Arranger Party acting reasonably. Other than as required by law, the Borrower shall not provide copies, or otherwise disclose the contents of any such written notification to any other person without the prior consent of such Arranger Party, provided that it is agreed that the Borrower may provide a copy of any such notification to their legal advisors instructed in relation to the Facilities.

“Disclosure Regime” where used in this paragraph 10 shall mean the provisions contained in or made under Part 7 of the Finance Act 2004 as amended, replaced or supplemented from time to time.

10.2	Subject to paragraph 10.3, the Common Interest Agreement shall continue to be in full force and effect and not be affected by the provisions herein.

10.3	The provisions of clause 38 (Confidentiality) of the form of Facilities Agreement shall apply mutatis mutandis as if any reference therein to (a) any Finance Party included a reference to any Arranger Party and (b) any reference therein to any person to whom any Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents included any actual or potential Lender.

10.4	For the purposes of this letter and the Facilities Agreement, “Specified Number” means fourteen (14).

11.	Publicity/Announcements

11.1	All publicity in connection with the Facilities shall be managed by the Mandated Lead Arrangers in consultation with the Borrower.

11.2	No announcements regarding the Facilities or any roles as arranger, underwriter, bookrunner, lender or agent shall be made without the prior written consent of the Borrower and each of the Arranger Parties.

12.	Conflicts and exclusions

12.1	The Borrower and each Arranger Party acknowledges that the Arranger Parties and their respective Affiliates may provide debt financing, equity capital or other services to other persons with whom the Borrower or its Affiliates may have conflicting interests in respect of the Facilities in the Transaction or any other transaction.

12.2	The Borrower and each of the Arranger Parties acknowledges that each of the Arranger Parties and their respective Affiliates may act in more than one capacity in relation to the Transaction and may have conflicting interests in respect of such different capacities.

12.3	Each Arranger Party hereby irrevocably waives, in favour of each other Arranger Party (and its affiliates), any conflict of interest which may arise by virtue of such other Arranger Party (or its affiliates) acting in various capacities under and/or in relation to the Mandate Documents or Transaction Documents or transactions contemplated thereby or for other customers of any of the Arranger Parties and their respective affiliates. Each Arranger Party acknowledges that an Arranger Party (and/or any of its affiliates) may have interests in or perform any other role for, or may provide any financial or other services to, any Obligor, any member of the Group or any other person and may possess or receive information (whether or not material to the Arranger Parties) by virtue of or in connection with such interests, role or services, and agrees that none of the Arranger Parties (nor any of their respective affiliates) shall have any obligation to account to any Arranger Party for any such interests, role or services or any obligation to disclose any such information to any party thereto. None of the Arranger Parties (or any of their respective affiliates) shall assume any duty or responsibility to any Arranger Party with respect to any such interests, role, services or information or any failure to disclose any of the foregoing.

12.4	Without prejudice to the foregoing, each of the Arranger Parties agrees that each other Arranger Party (and its affiliates) may deal (whether for its own or its customers’ account) in, or advise on, securities of any person.

12.5	An Arranger Party shall not use confidential information obtained from the Borrower or its Affiliates for the purposes of the Facilities in connection with providing services to other persons or furnish such information to such other persons.

12.6	The Borrower acknowledges that none of the Arranger Parties has any obligation to use any information obtained from another source for the purposes of the Facilities or to furnish such information to the Borrower or any of its Affiliates.

12.7	Except as specifically provided in the Mandate Documents, none of the Original Arranger Parties shall have any obligations of any kind to any Additional Arranger Party under or in connection with any Mandate Document.

12.8	Nothing in any Mandate Document constitutes any Arranger Party as a trustee or fiduciary of any other person.

12.9	None of the Original Arranger Parties shall be bound to account to any Additional Arranger Party, and none of the Arranger Parties shall be bound to account to any Lender, for any sum or the profit element of any sum received by it for its own account.

12.10	None of the Arranger Parties is responsible to any other Arranger Party (including any Additional Arranger Party) for (and no representation or warranty is or shall be deemed to be made by any of the Arranger Parties to any other Arranger Party with respect to):

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by any Arranger Party, any Obligor or any other person in or in connection with any of the Mandate Documents, the Information Memorandum, the Reports or the transactions contemplated in the Mandate Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Mandate Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Arranger Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

12.11	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Mandate Document, each Arranger Party (including any Additional Arranger Party) confirms to each other Arranger Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Mandate Document including but not limited to:

(a)	the financial condition, status and nature of Holdco, Midco, the Parent, the Borrower and each other member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Mandate Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document or the Transaction Security;

(c)	whether any Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Mandate Document, the Transaction Security, the transactions contemplated by the Mandate Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document or Transaction Security;

(d)	the adequacy, accuracy or completeness of the Information Memorandum, the Reports and/or any other information provided by any Arranger Party, any member of the Consortium or any of Holdco, Midco, Parentco or the Borrower or by any other person under or in connection with any Mandate Document, the transactions contemplated by any Mandate Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Mandate Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

13.	Assignments

13.1	The Borrower shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of each of the Arranger Parties.

13.2	No Arranger Party shall assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of the Borrower, except in favour of to any of its Affiliates or as expressly permitted by the Mandate Documents.

14.	Termination

14.1	If the Borrower does not countersign and return copies of this letter and each of the Facility A Fee Letter and the Facility B Fee Letter in accordance with the final paragraph of this letter, before close of business in Hong Kong on 20 December 2012, this letter and each Fee Letter shall terminate on that date.

14.2	This letter shall terminate with immediate effect on the earlier to occur of:

(a)	on the date on which the Merger Agreement is terminated in accordance with its terms; or

(b)	on the date on which the Borrower notifies the Arranger Parties (or any of them) in writing that the Acquisition has been abandoned or withdrawn.

14.3	If, as of 11:59pm (Hong Kong time) on the date that is six (6) months after the date of this letter (“Definitive Documentation Time Limit”), the Borrower has not delivered duly executed counterparts of the Facilities Agreement as provided in paragraph 1.4, an Arranger Party may terminate this letter with immediate effect by notice in writing to the Borrower upon or after such Definitive Documentation Time Limit.

15.	Survival

15.1	Except for paragraphs 1.3, 1.4, 1.6(i), 1.7, 1.8, 7 (Information) and 14 (Termination) (which do not survive or continue after the Facilities Agreement is signed), the terms of this letter shall survive and continue after the Facilities Documents are signed. Upon the execution of the Facilities Agreement, the obligations and commitments of the Underwriters in respect of the Facilities under the Mandate Documents (other than those under paragraphs 1.5 and 1.6(ii)) shall be superseded by the provisions of the Facilities Agreement (and for the avoidance of doubt, no Underwriter shall have any obligation to provide or make available any of the Facilities other than under and in accordance with the terms of the Facilities Agreement). Paragraphs 1.5 and 1.6(ii) shall terminate upon the Closing Date after the utilisation of any Facility in whole or in part.

15.2	Without prejudice to paragraph 15.1, paragraphs 4 (Fees, Costs and Expenses), 5 (Payments), 8 (Indemnity), 10 (Confidentiality), 11 (Publicity/Announcements), 12 (Conflicts and exclusions) and 14 (Termination) to 19 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of any or all of the Arranger Parties under the Mandate Documents.

15.3	For the avoidance of doubt, termination of this letter shall not relieve any party of any rights or obligations that have accrued under this letter as at the date of such termination.

16.	Miscellaneous

16.1	The Mandate Documents set out the entire agreement between the Borrower, the Mandated Lead Arrangers, the Bookrunners and the Underwriters as to arranging, managing the syndication of and underwriting the Facilities and supersede any prior oral and/or written understandings or arrangements relating to the Facilities.

16.2	Any provision of a Mandate Document may only be amended or waived in writing signed by the Borrower and each of the Arranger Parties.

16.3	The failure to exercise or delay in exercising a right or remedy by any party under the Mandate Documents shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy shall preclude any further exercise thereof, or the exercise of any other right or remedy. Except as expressly provided in the Mandate Documents, the rights and remedies of the parties contained in the Mandate Documents are cumulative and not exclusive of any rights or remedies provided by law.

16.4	If the Borrower requests that any Arranger Party deliver certain documents and information relating to any of the Mandate Documents through electronic transmissions, the Borrower acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed due to the possibility that third parties could intercept, view or alter such electronic transmissions. To the extent that any documents or information relating to any of the Mandate Documents are transmitted electronically, the Borrower agrees to release each Arranger Party from any loss or liability incurred in connection with the electronic transmission of any such documents and information, including the unauthorised interception, alteration or fraudulent generation and transmission of electronic transmissions by third parties except to the extent resulting from such Arranger Party’s wilful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Under no circumstances will any Arranger Party be liable for any ordinary, direct or indirect, consequential, incidental, special, punitive or exemplary damages arising out of the foregoing, regardless of whether such Arranger Party has been apprised of the likelihood of such damages occurring.

17.	Third Party Rights

17.1	Unless expressly provided to the contrary in this letter with respect to the Indemnified Persons, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

17.2	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

18.	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

19.	Governing Law and Jurisdiction

19.1	This letter (including the agreement constituted by the Borrower’s acknowledgement of its terms) (the “Letter) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

19.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

19.3	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Mandate Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter together with each Fee Letter despatched to you together with this letter, in each case countersigned by you to us.

Yours faithfully

/s/ Edmund Leong
For and on behalf of
Bank of America, N.A. as Mandated Lead Arranger, as Bookrunner and as Underwriter

Yours faithfully

/s/ Liu Hao
For and on behalf of
China Development Bank Corporation Hong Kong Branch as Mandated Lead Arranger, as Bookrunner and as Underwriter

Yours faithfully

/s/ Zhihong Lin
For and on behalf of
China Minsheng Banking Corp., Ltd., Hong Kong Branch as Mandated Lead Arranger, as Bookrunner and as Underwriter

Yours faithfully

/s/ Asghar Ali
For and on behalf of
Citigroup Global Markets Asia Limited as Mandated Lead Arranger and as Bookrunner

Yours faithfully

/s/ Asghar Ali
For and on behalf of
Citibank, N.A. as Underwriter

Yours faithfully

/s/ Chris Stark
For and on behalf of
Credit Suisse AG, Singapore Branch as Mandated Lead Arranger, as Bookrunner and as Underwriter

Yours faithfully

/s/ Boey Yin Chong
For and on behalf of
DBS Bank Ltd. as Mandated Lead Arranger, as Bookrunner and as Underwriter

Yours faithfully

/s/ Richard Finlayson / /s/ Abhay Kumar Sinha
For and on behalf of
Deutsche Bank AG, Singapore Branch as Mandated Lead Arranger, as Bookrunner and as Underwriter

Yours faithfully

/s/ John Fei / /s/ Melvin Yip
For and on behalf of
ICBC International Capital Limited as Mandated Lead Arranger and as Bookrunner

Yours faithfully

/s/ Charles Wang /s/ John Fei
For and on behalf of
ICBC International Holdings Limited as Underwriter

Yours faithfully

/s/ Mohamed Atmani /s/ Rahul Kotwal
For and on behalf of
UBS AG Hong Kong Branch as Mandated Lead Arranger and as Bookrunner

Yours faithfully

/s/ Mohamed Atmani /s/ Rahul Kotwal
For and on behalf of
UBS AG, Singapore Branch as Underwriter

We acknowledge and agree to the above:

/s/ Tom Mayrhofer
For and on behalf of
Giovanna Acquisition Limited